Exhibit 10.3

CONFIDENTIAL TREATMENT REQUESTED - REDACTED COPY

AMENDMENT NO. 1 TO PROCESS DEVELOPMENT AGREEMENT

This AMENDMENT NO. 1 TO PROCESS DEVELOPMENT AGREEMENT (this “Amendment”) is effective as of this 21st day of April, 2021 (the “Amendment Effective Date”), and is entered into by and between Tyligand Bioscience (Shanghai) Limited, having its registered office at 3728 Jinke Road, Building 1 West Wing, ZhangJiang Hitech Park, Shanghai, China (“Tyligand”) and Context Therapeutics LLC, a Delaware limited liability company having its registered office at 3675 Market Street, Suite 200, Philadelphia, PA 19104 (“Context”). Tyligand and Context are sometimes referred to herein individually as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, Tyligand and Context entered into that certain Process Development Agreement, effective as of the 6th of March 2020 (the “Development Agreement”), which outlines the rights and obligations of Tyligand and Context with respect to the conduct of certain services to be performed by Tyligand;

WHEREAS, the Parties wish to enter into this Amendment in order to amend certain provisions therein in accordance with the terms and conditions set forth herein;

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto, intending to be legally bound, hereby agree as follows:

1. Defined Terms. All capitalized terms used herein shall have the meaning ascribed to each of them as defined herein and, if not defined herein, shall have the meaning ascribed to each of them in the Development Agreement.

2. Amendment to Term of Development Agreement. Entered into as of the Amendment Effective Date, but effective as of the 6th day of March 2021, the reference to “twelve (12) months” in Section 10.1 of the Development Agreement is hereby be amended and restated to instead be “fifteen (15) months”.

3. Amendment to Section 2.8. Effective as of the Amendment Effective Date, Section 2.8 of the Development Agreement is hereby amended and restated as follows:

“2.8. Technology Transfer and Assistance. Tyligand shall, upon the written request of Context, transfer to Context all information, data, know-how, processes, and any other information comprising Intellectual Property and/or Know-How reasonably required by Context to be able to conduct the Process. Furthermore, upon Successful Completion, Tyligand shall perform such technology transfer services, to Context and/or third party(ies) selected by Context based on the reasonable input from Tyligand, including assisting Context in the review and analysis of potential third-party manufacturing site(s), on commercially reasonable terms as Context may reasonably request, which obligation to provide such services on commercially reasonable terms shall survive the expiration or termination of this Agreement for a period of two (2) years. However, if the Agreement is terminated by Tyligand pursuant to Section 10.2 and 10.3 of the Agreement due to Context’s material breach, insolvency or bankruptcy, then Tyligand shall not be obligated to provide such technology transfer services following termination of the Agreement. Context shall reimburse Tyligand for its reasonable cost associated with providing such services.”

4. Amendment to Section 3.2. Effective as of the effective date of the Development Agreement, the reference to “r3 in the second sentence of Section 3.2 is hereby amended and restated to be “fifteen”.

Certain identified information has been omitted from this exhibit because it is not material and would likely cause competitive harm to the registrant if publicly disclosed. [***] indicates that information has been omitted.

5. Amendment to Section 3.3. Effective as of the Amendment Effective Date, Section 3.3 of the Development Agreement is hereby amended and restated as follows:

“3.3 [***]. Upon the Successful Completion of the Development Plan in conformance with the Specifications during the Term, Context shall have its Affiliate, Context Therapeutics Inc., [***]

6. Context represents and warrants to Tyligand that in connection with the [***] and the currently proposed corporate reorganization transaction whereby Context intends to become a wholly-owned subsidiary of Context Therapeutics Inc., the ownership in Context Therapeutics Inc. immediately after such transaction is intended to be substantially similar to the ownership in Context just prior to such transaction.

7. Change in Control to Affiliate. Tyligand hereby acknowledges and agrees that should Context enter into any change in control and/or corporate reorganization transaction whereby Context becomes a wholly-owned subsidiary to any Affiliate, where the ownership in such Affiliate immediately after such transaction is substantially similar to the ownership in Context just prior to such transaction, Section 10.4 shall not apply in connection with any such transaction.

8. Entire Agreement. Each Party acknowledges that this Amendment, together with the Development Agreement, constitutes the entire agreement of the Parties with respect to the subject matter hereof.

9. Full Force and Effect. Except as expressly amended hereby, all of the other terms and conditions of the Development Agreement shall remain unchanged and in full force and effect in accordance with their original terms.

10. Authority. Each Party hereby represents and warrants that is has full power and authority to enter into this Amendment.

[Signature page follows]

IN WITNESS WHEREOF, the Parties have each caused a duly authorized representative to execute this Amendment as of the Amendment Effective Date.

CONTEXT:		TYLIGAND:

Context Therapeutics LLC		Tyligand Bioscience (Shanghai) Limited

By:	/s/ Alex Levit	By:	/s/ Tony Y. Zhang

Name:	Alex Levit	Name:	Tony Y. Zhang

Title:	Chief Legal Officer	Title:	Chief Executive Officer

3